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Exhibit 21.1

KMG Chemical, Inc.
Subsidiaries (as of July 31, 2005)

Name	Jurisdiction
KMG-Bernuth, Inc.	Delaware
KMG de Mexico, SA de CV	Mexico

        Subsidiaries that in the aggregate do not constitute a "significant subsidiary" under Rule 1-02(w) of Regulation S-X have been excluded.

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  Exhibit 21.1
KMG Chemical, Inc. Subsidiaries (as of July 31, 2005)